UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2006

Peoples Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	0-24169	52-2027776
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

P.O. Box 210, 100 Spring Avenue, Chestertown, Maryland 21620
(Address of principal executive offices) (Zip Code)

(410) 778-3500
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In accordance with the “Frequently Asked Questions” bulletin posted by the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the “SEC”) on November 23, 2004, Peoples Bancorp, Inc. (the “Company”) is disclosing the following information that the SEC may deem to be material definitive agreements with the directors of the Company and its bank subsidiary, Peoples Bank of Kent County, Maryland (the “Bank”).

Directors of the Company also serve as directors of the Bank, but they are compensated only for serving on the Bank’s Board and its committees. The fees paid to non-employee directors of the Bank are typically re-evaluated by the Bank’s Personnel/Compensation Committee in May of each year. On May 24, 2006, the Bank’s Board of Directors, upon the recommendation of the Personnel/Compensation Committee, approved increases in the fees paid to non-employee directors for attending regular and committee meetings. Effective as of that date, non-employee directors of the Bank’s Board now receive $416 (previously $390) for each regular Board meeting attended; the Chairman and the Secretary now receive $425 (previously $400) and $420 (previously $395), respectively, for each regular Board meeting attended; non-employee members of the Executive Committee now receive $280 (previously $265) for each committee meeting attended, except for the Chairman of that committee who now receives $290 (previously $275) for each committee meeting attended; and members of all other committees now receive $190 (previously $180) for each committee meeting attended. No change was made to the annual director retainer fee, which is $1,000. Directors who serve as trustees of the Bank’s Employee Retirement Plan and its Profit Sharing 401(k) Plan receive an annual retainer fee of $215 (previously $200). Non-employee directors emeritus receive $208 per Board meeting attended, up from the $195 paid last year. Currently, E. Roy Owens is the only director emeritus.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Changes to Director Compensation Arrangement (filed herewith).

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES BANCORP, INC.

Dated: May 24, 2006	By:	/s/ Thomas G. Stevenson
Thomas G. Stevenson
President, CEO and CFO

EXHIBIT INDEX

Exhibit	Description

10.1	Changes to Director Compensation Arrangement (filed herewith).